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                                                                       EXHIBIT 5

                    MILBERG WEISS BERSHAD HYNES & LERACH LLP
                                ATTORNEYS AT LAW

November 2, 1999

Globix Corporation
139 Centre Street
New York, New York 10013

Re: Globix Corporation
    Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Globix Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of Registration Statement Form S-3 (the "S-3") under the Securities Act of 1933, relating to the 563,200 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") which may be issued upon the exercise of the warrants issued in connection with the Company's debt financing in April 1998 (the "Warrants"). The S-3 also relates to 101,373 shares of Common Stock which may be issued upon the exercise of the warrants constituting the Underwriter's Warrant, which was issued to Rickel & Associates, Inc., (the "Underwriter") pursuant to the terms of a warrant (the "Underwriter's Warrant") entitling the Underwriter or its distributees to purchase such securities.

     We have examined the Certificate of Incorporation and the By-Laws of the Company, the Warrant Agent Agreement with respect to the Underwriter's Warrant, the Warrant Agreement with respect to the Warrants, forms of certificates evidencing the Common Stock, the Warrants and the Underwriter's Warrant, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

     As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

     Based on the foregoing, we are of the opinion that:

          1. The 563,200 shares of Common Stock issuable upon exercise (assuming payment of the exercise price) of the Warrants will, upon issuance and sale thereof in the manner contemplated by the S-3, be legally issued, fully paid and nonassessable.

          2. The 101,373 shares of Common Stock issuable upon exercise (assuming payment of the exercise price) of the warrants constituting the Underwriter's Warrant will, upon issuance and sale thereof in the manner contemplated by the S-3, be legally issued, fully paid and non-assessable.

          3. We hereby consent to be named in the S-3 and the Prospectus as attorneys who have passed upon legal matters in connection with the offering of the securities offered thereby under the caption "Legal Matters."

          4. We further consent to your filing a copy of this opinion as an Exhibit to the S-3.

                                          Very truly yours,

                                          MILBERG WEISS BERSHAD HYNES & LERACH
                                          LLP